Exhibit 99.1

Unaudited Pro Forma Financial Information

BASIS OF PRESENTATION

The following Unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2008 and the year ended December 31, 2007 have been derived from PDL Biopharma, Inc.’s (“PDL”) historical financial statements and have been prepared as if the spin-off of Facet Biotech Corporation (“Facet Biotech”) occurred as of January 1, 2007. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2008 is derived from PDL’s historical financial statements and has been prepared as if the spin-off occurred on September 30, 2008.

In order to derive pro forma financial information, the historical results of PDL are adjusted to eliminate the assets, liabilities and results of operations of Facet Biotech. Pro forma adjustments are described in the Notes To Unaudited Pro Forma Condensed Consolidated Financial Statements. The pro forma adjustments are based on the best information available and assumptions that management believes are reasonable given the information available and in management’s opinion, the pro forma adjustments are not expected to materially differ from the final adjustments.

PDL’s unaudited pro forma financial statements are presented for illustrative and informational purposes only and are not intended to represent or be indicative of the financial condition or results of operations which would actually have been recorded if the Facet Biotech spin-off had occurred as of September 30, 2008 or during the periods presented. In addition, these unaudited pro forma financial statements do not include adjustments to reflect any other changes in PDL’s business that have occurred during the periods presented, as previously disclosed in PDL’s prior SEC filings and as also briefly discussed in Item 8.01 of this Form 8-K, and are not intended to represent PDL’s financial position or results of operations for any future date or period. These historical unaudited pro forma financial statements should be read in conjunction with PDL’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008 and Item 8.01 of this Form 8-K.

Due to the spin-off of Facet Biotech, when PDL issues financial statements for the year ending December 31, 2008, the historical results of Facet Biotech up to the date of the spin-off, along with some potential adjustments to remove general corporate overhead expenses, will be reflected as discontinued operations in accordance with the Statement of Financial Accounting Standards No. 144 (SFAS No. 144), Accounting for the Impairment or Disposal of Long-Lived Assets.

PDL BioPharma, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

September 30, 2008

(in thousands)

	PDL	Spin-off of	Pro Forma		PDL
	Historical	Facet Biotech (a)	Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$555,311	$—	$(409,197	) (b)	$146,114
Prepaid and other current assets	16,359	(14,511)	1,311	(c)	3,159
Current deferred tax assets	—	—	26,236	(d)	26,236
Total current assets	571,670	(14,511)	(381,650)		175,509
Long-term restricted cash	3,269	(3,269)	—		—
Land, property and equipment, net	127,269	(124,596)	—		2,673
Other intangible assets, net	7,821	(7,821)	—		—
Deferred tax asset	—	—	7,262	(d)	7,262
Other assets	8,214	(2,211)	—		6,003
Total assets	$718,243	$(152,408)	$(374,388)		$191,447

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,478	$(2,841)	$2,841	(e)	$3,478
Accrued compensation	17,405	(16,946)	14,539	(e)	14,998
Other accrued liabilities	34,656	(16,235)	11,176	(e)	29,597
Deferred revenue	12,156	(12,156)	—		—
Current portion of other long-term debt	819	(819)	—		—
Total current liabilities	68,514	(48,997)	28,556		48,073
Convertible notes	499,998	—	—		499,998
Long-term deferred revenue	50,412	(48,912)	—		1,500
Other long-term liabilities	32,946	(32,865)	—		81
Total liabilities	651,870	(130,774)	28,556		549,652
Commitments and contingencies	—				—
Stockholders’ equity	66,373	(21,634)	(402,944	) (f)	(358,205)
Total liabilities and stockholders’ equity	$718,243	$(152,408)	$(374,388)		$191,447

PDL BioPharma, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2008

(in thousands, except per share data)

	PDL	Spin-off of	Pro Forma		PDL
	Historical	Facet Biotech (a)	Adjustments		Pro Forma
Revenues:
Royalties	$223,336	$—	$—		$223,336
License, collaboration and other	23,232	(20,957)			2,275
Total revenues	246,568	(20,957)	—		225,611

Costs and expenses:
Research and development	132,799	(132,799)			—
General and administrative	55,570	(35,078)			20,492
Restructuring charges	9,616	(9,441)			175
Asset impairment charges	3,784	(3,784)			—
Gain on sale of assets	(49,671)	49,671			—
Total costs and expenses	152,098	(131,431)	—		20,667
Operating income (loss)	94,470	110,474	—		204,944
Interest and other income, net	12,553	(13)			12,540
Interest expense	(11,958)	1,293			(10,665)
Income (loss) from continuing operations before income taxes	95,065	111,754	—		206,819
Income tax expense	4,979	(76)	81,048	(g)	85,951
Income (loss) from continuing operations	$90,086	$111,830	$(81,048)		$120,868

Income from continuing operations per basic share	$0.76				$1.02	(h)

Income from continuing operations per diluted share	$0.64				$0.83	(h)

Shares used to compute income (loss) per basic and diluted share:

Shares used to compute basic income (loss) per share	118,540		—		118,540	(h)

Shares used to compute diluted income (loss) per share	152,302		—		152,302	(h)

PDL BioPharma, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2007

(in thousands, except per share data)

	PDL	Spin-off of	Pro Forma		PDL
	Historical	Facet Biotech (a)	Adjustments		Pro Forma
Revenues:
Royalties	$221,088	$—	$—		$221,088
License, collaboration and other	37,837	(34,011)	—		3,826
Total revenues	258,925	(34,011)	—		224,914

Costs and expenses:
Research and development	204,175	(202,449)	—		1,726
General and administrative	67,367	(45,045)	—		22,322
Restructuring charges	6,668	(6,668)	—		—
Asset impairment charges	5,513	(5,513)	—		—
Total costs and expenses	283,723	(259,675)	—		24,048
Operating income (loss)	(24,798)	225,664	—		200,866
Interest and other income, net	19,362	871	—		20,233
Interest expense	(13,708)	639	—		(13,069)
Income (loss) from continuing operations before income taxes	(19,144)	227,174	—		208,030
Income tax expense	247	(123)	84,640	(g)	84,764
Income (loss) from continuing operations	$(19,391)	$227,297	$(84,640)		$123,266

Income from continuing operations per basic share	$(0.17)				$1.06	(h)

Income from continuing operations per diluted share	$(0.17)				$0.92	(h)

Shares used to compute income (loss) per basic and diluted share:

Shares used to compute basic income (loss) per share	116,365		—		116,365	(h)

Shares used to compute diluted income (loss) per share	116,365		25,116		141,481	(h)

(a)

These amounts reflects the elimination of the financial results of operations, assets, liabilities and accumulated other comprehensive income amounts associated with Facet Biotech due to the Spin-Off of Facet Biotech.

(b)

This pro forma adjustment represents a capital contribution to Facet Biotech by PDL of $405 million that occurred in connection with the Spin-Off. Such amount is reduced by the $3.3 million of restricted cash on Facet Biotech’s balance sheet, plus the amount of accrued compensation and other accrued liabilities that Facet Biotech will record on its balance sheet in connection with the Spin-Off. Under the Separation and Distribution Agreement, PDL is obligated to fund all short-term liabilities, with the exception of deferred revenue and the short-term portion of long-term debt, that were incurred by Facet Biotech through the Spin-Off date. For ease of administration and in connection with the assignment of certain rights and obligations under the Separation and Distribution Agreement, certain of the current liabilities were transferred to Facet Biotech on the Spin-Off date to be paid by Facet Biotech. As such, within 25 business days of the Spin-Off date, PDL will provide additional funding to Facet Biotech to reimburse it for these liabilities that were incurred before the Spin-Off and transferred to Facet Biotech on the Spin-Off date (such amount was $7.5 million as of September 30, 2008).

(c)

In connection with the Spin-Off, certain assets that were allocated to Facet’s historical financial statements are not transferable to Facet, for example, prepaid insurance. As such, on the spin off date Facet would not record these assets on its books. The amount of such assets was $1.3 million as of September 30, 2008.

(d)

This pro forma adjustment reflects the expected reduction on the Spin-Off date to PDL’s valuation allowance for its deferred tax assets totaling $33.5 million. This adjustment is the result of PDL’s expectations that, following the Spin-Off, it will be profitable and, therefore, will be able to utilize such assets in future periods. Of the total $33.5 million reduction to the valuation allowance, $26.2 million relates to the current deferred tax asset and $7.3 million relates to the long-term deferred tax asset.

(e)

Under the Separation and Distribution Agreement, PDL is obligated to fund all short-term liabilities, with the exception of deferred revenue and the short-term portion of long-term debt, that were incurred by Facet Biotech through the Spin-Off date. These pro forma adjustments reflect the payment of certain liabilities by PDL that had been allocated to the Facet biotechnology business in the historical financial statements.

(f)

This pro forma adjustment represents the value of the net assets contributed to Facet Biotech as well as a $33.5 million reduction to PDL’s valuation allowance for its deferred tax assets upon the Spin-Off.

(g)

This pro forma adjustment adjusts PDL’s total income tax expense to the estimated 40.75% statutory tax, which includes both federal and state taxes, as the valuation allowance on the deferred tax assets would have been removed upon the Spin-Off.  For the nine months ended September 30, 2008, the income tax provision is based on pro forma income from continuing operations before income taxes plus certain transaction costs associated with the Spin-Off that were recognized during the period but which would be capitalized for tax purposes.  Such transaction costs were approximately $4 million. In addition, since we expect that the tax basis of the Facet Biotech net assets will be higher than the fair value of such assets as of the Spin-Off date, we expect to realize a tax loss in connection with the Spin-Off of Facet Biotech.

(h)

The pro forma net loss per basic and diluted share have been calculated based on PDL’s pro forma income from continuing operations. The number of shares used to calculate pro forma income from continuing operations per basic and diluted share have been determined by using PDL’s historical weighted-average shares for the nine months ended September 30, 2008 and the year ended December 31, 2007.